EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made and entered into as of July 26, 2017 among Munzee, Inc., a Delaware corporation, which has a mailing address at 1720 Bray Central Drive, McKinney, Texas 75069 (“Munzee” or the “Seller”), the owners of all of Munzee’s common stock listed on Exhibit A (collectively, the “Munzee Owners”), and Freeze Tag, Inc., a Delaware corporation (the “Buyer” or “Company”). Each of Seller, the Munzee Owners, and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A LS

WHEREAS, Munzee has 6,420,000 shares outstanding held by five shareholders, which constitute the Munzee Owners;

WHEREAS, Munzee is engaged in the business of providing location-based gaming products and services (the “Business”);

WHEREAS, Buyer is a creator of mobile social games;

WHEREAS, the Board of Directors of Munzee and the Board of Directors of the Buyer have determined a merger of Seller and Buyer is advisable, fair to and in the best interests of their respective companies and stockholders and, accordingly, have each approved the merger of Munzee with and into the Company upon the terms and subject to the conditions set forth herein and in the Certificate of Merger, attached hereto as Exhibit B;

WHEREAS, The Parties hereto intend that the reorganization contemplated by this Merger Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code;

WHEREAS, the Common Stock, or common stock, as referenced in this Agreement shall mean the common stock, $0.00001 par value per share, of the Company after giving effect to a 1-for-100 reverse stock split scheduled to be effective on or around September 1, 2017; and

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the Parties to this Agreement, and in light of the above recitals to this Agreement, the Parties to this Agreement hereby agree as follows:

1. The Merger.

1.1 The Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger, Munzee shall be merged with and into the Company in accordance with applicable provisions of Delaware law. At the Effective Time (as defined below), the separate legal existence of Munzee shall cease, and Company shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”) and shall continue its corporate existence under the laws of the State of Delaware under the name Freeze Tag, Inc.

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1.2 Effective Time. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with applicable law. The time at which the Merger shall become effective is referred to as the “Effective Time.”

1.3 Merger Consideration. The aggregate consideration to be paid by the Buyer to the Munzee Owners in exchange for and in cancellation of their stockholdings in Munzee as a result of the Merger (the “Merger Consideration” or “Stock Consideration”) shall be in the shares of Buyer’s Series B Convertible Preferred Stock (“Series B Preferred Stock”) set forth on the schedule in Exhibit C. At the time of the Closing the Buyer’s Series B Convertible Preferred Stock will have the rights and preferences set forth on the Certificate of Designation for the Series B Convertible Preferred Stock, a copy of which is attached hereto as Exhibit E.

1.4 Conversion of Shares. At the Effective Time of the Merger, automatically by virtue of the Merger and without any action on the part of any Party, each share of Munzee’s common stock that is issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger shall be converted, on a pro rata basis, into validly issued, fully paid and nonassessable shares of the Company’s Series B Preferred Stock, as set forth on Exhibit C. Certificates representing the Merger Consideration shall be delivered to the Munzee Owners at the Effective Time of the Merger pursuant to the terms of this Agreement and upon surrender of certificates or other evidence of their ownership in Munzee.

1.5 Certificate of Incorporation and By-laws

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any Party, the Certificate of Incorporation of the Surviving Company shall be the Certificate of Incorporation of the Company immediately prior to the Effective Time.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any Party, the By-laws of the Surviving Company shall be the By-laws of the Company immediately prior to the Effective Time.

1.6 Assets and Liabilities. At the Effective Time, the Surviving Company shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Company and Munzee (collectively, the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Company as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of such Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Company, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. To the extent necessary, all agreements and contractual obligations of Munzee will automatically be assigned and transferred to the Surviving Company at the Closing.

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2. Intentionally Blank

3. Other Covenants.

3.1 Covenant Not to Compete. As a material inducement for Buyer to enter into this Agreement, the Munzee Owners, currently employed by Munzee, agree that for a period of three (3) years following the Closing (the “Non-Competition Period”), they covenant and agree that each of them shall not, directly or indirectly own, manage, operate, participate in, produce, represent, distribute and/or otherwise act on behalf of any person, firm, corporation, partnership or other entity which involves location-based gaming services (the “Competitive Business”) anywhere within the United States, its possessions and territories, Canada or Mexico (collectively, the “Territory”); or hire any employee or former employee of Buyer, the Surviving Company or Munzee to perform services in or involving the Competitive Business, unless the individual hired shall have departed Buyer’s, the Surviving Company’s or Munzee’s employment at least twelve (12) months prior to the hiring. The Munzee Owners further covenant and agree that during the Non-Competition Period, they will not directly or indirectly solicit or agree to service for their benefit or the benefit of any third-party, any of Buyer’s or the Surviving Company’s customers. Notwithstanding the foregoing, nothing in this Section 3.1 shall prohibit them from owning, managing, operating, participating in the operation of, or advising, consulting or being employed by any entity that is not involved in the Competitive Business, as long as such activities do not affect the responsibilities of employment at the Surviving Company or its subsidiaries. The Munzee Owners acknowledge and agree that Buyer will expend substantial time, talent, effort and money in marketing, promoting, managing, selling and otherwise exploiting the Business, in part by virtue of Buyer’s acquisition of the Assets pursuant to this Agreement, that Munzee Owners are all of the owners of Munzee, that they are receiving a substantial benefit from the transactions contemplated hereunder and that the benefit received by Buyer and the Munzee Owners in agreeing to be bound by this Section 3.1 are a material part of the consideration for the transactions contemplated by this Agreement. The Parties recognize that this Section 3.1 contains conditions, covenants, and time limitations that are reasonably required for the protection of the business of the Surviving Company. If any limitation, covenant or condition shall be deemed to be unreasonable and unenforceable by a court or arbitrator of competent jurisdiction, then this Section 3.1 shall thereupon be deemed to be amended to provide for modification of such limitation, covenant and/or condition to such extent as the court or arbitrator shall find to be reasonable and such modification shall not affect the remainder of this Agreement. The Munzee Owners acknowledge that, in the event a Munzee Owner breaches this Agreement (the “Breaching Munzee Owner”), money damages will not be adequate to compensate Buyer for the loss occasioned by such breach. The Munzee Owners therefore consent, in the event of such a breach, to the granting of injunctive or other equitable relief against the Breaching Munzee Owner by any court of competent jurisdiction. As additional consideration for the Munzee Owners agreeing to this Covenant Not to Compete, the Company’s two executive officers, Craig Holland and Mick Donahoo, will enter into separate non-compete agreements with the same restrictions as listed in this Section 3.1.

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3.2 Lockup of Stock Consideration. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, during the period beginning on the Effective Time and ending on the twenty-fourth (24th) month anniversary thereof (the “Lockup Period”), the Munzee Owners will not directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any portion of the Stock Consideration or any shares of the Company’s common stock underlying the Stock Consideration (collectively the “Lockup Securities”), beneficially owned, within the meaning of Rule 13d-3 under the Exchange Act, by such holder on the date hereof or hereafter acquired or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any portion of the Lockup Securities, whether or not any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any of the Lockup Securities. As additional consideration for the Munzee Owners agreeing to lockup the Lockup Securities for the Lockup Period, the primary holders of the Company’s common stock, namely Craig Holland, Mick Donahoo, The Holland Family Trust (and/or its beneficiaries, as applicable) and The Cowdell Family Trust (and/or its beneficiaries, as applicable) will enter into separate lockup agreements with the same restrictions as listed in this Section 3.2.

3.3 Rule 144. With respect to the public resale of the shares of common stock underlying the Merger Consideration, the holder shall, at all times and forever, be subject to the restrictions, conditions and requirements of Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), as applied to “affiliates” of Buyer, even if the Munzee Owner is no longer a technical affiliate of Freeze Tag.

3.4 Officers and Board of Directors of Surviving Company. At or prior to the Closing, to be effective on the Closing, the Parties will execute all documents, resolutions, appointments and acceptances in order to cause the appointment of Robert Don Vardeman and Robert Don Vardeman Jr. designated by Munzee to be appointed to the Surviving Company Board of Directors. Also Robert Don Vardeman Jr. will be appointed President of the Surviving Company.

3.5 Cooperation on Tax Matters. The Parties acknowledge and agree that they intend for the transactions set forth in this Agreement to be treated as a tax-free reorganization under IRC § 368(a)(1)(A). From and after the date of this Agreement, each party shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the preparation of tax returns, forms and/or documents necessary to ensure that the transactions set forth in this Agreement are treated as a tax-free reorganization under IRC § 368(a)(1)(A).

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4. Closing and Further Acts.

4.1 Time and Place of Closing. Upon satisfaction or waiver of the conditions set forth in this Agreement, the closing of the Transaction (the “Closing”) will take place in Tustin, California, or such other places as the Parties may agree, on October 1, 2017 at 11:00 a.m. (local time) or on a date that the Parties may mutually agree in writing, but in no event later than December 1, 2017 (the “Closing Date”), unless extended by mutual written agreement of the Parties.

4.2 Actions at Closing. At the Closing, the following actions will take place:

(a) Buyer will deliver to each Munzee Owner a certificate representing his/her respective portion of the Stock Consideration as set forth on Exhibit C.

(b) The Parties shall execute and deliver for filing the Certificate of Merger upon the Closing.

(c) Munzee will deliver to Buyer copies of necessary resolutions of the Board of Directors of Munzee, and the shareholders of Munzee, authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated by this Agreement, which resolutions have been certified by an officer of Munzee as being valid and in full force and effect.

(d) Buyer will deliver to Munzee copies of corporate resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement, which resolutions have been certified by an officer of Buyer as being valid and in full force and effect.

(e) Buyer will deliver to Munzee copies of necessary resolutions of the Board of Directors of Buyer, and the shareholders of Buyer, authorizing the reverse stock split and evidence of the filing of a Certificate of Amendment and/or other documents required to be filed with the Delaware Secretary of State relating to the reverse stock split, which resolutions have been certified by an officer of Buyer as being valid and in full force and effect.

(f) Buyer will deliver to Munzee a copy of the file-stamped Certificate of Designation for the Series B Preferred Stock and the necessary resolutions of the Board of Directors of Buyer authorizing the creation and issuance of the Stock Consideration to the Munzee Owners.

(g) Munzee will deliver to the Buyer true and complete copies of Munzee’s Articles of Incorporation and a Certificate of Good Standing from the Secretary of State of its state of domicile, which articles and certificate of good standing are dated not more than thirty (30) days prior to the Closing Date.

(h) Delivery of any additional documents or instruments as a party may reasonably request or as may be necessary to evidence and effect the Merger.

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4.3 Actions Pre-Closing. Seller and the Munzee Owners will at all times prior to and after the Closing cooperate fully with Buyer and Buyer’s officers, directors, representatives, accountants and lawyers to enable Buyer to conduct thorough due diligence of Munzee and to enable Munzee to prepare and have audited all financial statements deemed necessary by Buyer to comply with all of its reporting obligations with the Securities and Exchange Commission, including without limitation the preparation and filing of its Reports on Form 8-K within four (4) business days after the Closing, without audited financial statements, and with audited financial statements within seventy-one (71) days after the Closing, subject to the provisions of Section 4.5 of this Agreement.

4.4 Actions Post-Closing. The Munzee Owners will at all times after the Closing cooperate fully with Buyer and Buyer’s officers, directors, representatives, accountants and lawyers to complete the preparation and audit of all financial statements of Buyer and Munzee deemed necessary or appropriate by Buyer, and to enable Buyer to comply with all of its reporting obligations with the Securities and Exchange Commission.

4.5 Costs of Financial Audit of Munzee. Buyer will bear the costs of the 2015 and 2016 audits of Munzee financial statements, except that Munzee will reimburse Buyer for the total cost of the audits, as invoiced by the auditor, if any of the following events occur: (i) the audits cannot be completed due to the lack of reasonable cooperation from Seller, the Munzee Owners or Munzee’s personnel, or (ii) the audited financials and records of Munzee are, in the opinion of the certified auditors, materially and adversely different than those presented to the Buyer prior to the date of this Agreement, or (iii) Seller or the Munzee Owners refuse to proceed with the Closing and Buyer is ready, willing and able to proceed with the Closing, or Seller or the Munzee Owners otherwise materially breach this Agreement. With the exception of possible audit fee reimbursement, under no circumstances will either Buyer or Seller or the Munzee Owners be due any termination expenses in connection with this Agreement.

5. Representations and Warranties of the Munzee Owners and Seller.

Except as set forth on the Disclosure Schedules, attached hereto as Exhibit D, the Munzee Owners and Seller represent and warrant, jointly and severally, as of the date hereof, to Buyer as follows:

5.1 Power and Authority; Binding Nature of Agreement. The Munzee Owners and Seller have full power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery, and performance of this Agreement by Munzee have been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of each of the other Parties hereto, this Agreement is a valid and binding obligation of the Munzee Owners and Seller, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights, and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

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5.2 Subsidiaries. There is no corporation, general partnership limited partnership, joint venture, association, trust or other entity or organization that Munzee directly or indirectly controls or in which Munzee directly or indirectly owns any equity or other interest.

5.3 Good Standing. Munzee (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

5.4 Financial Statements. Munzee has delivered to Buyer the following unaudited financial statements prior to the Closing (the “Munzee Financial Statements”): the unaudited statement of operations and balance sheet of Munzee for the calendar years ended December 31, 2016, December 31, 2015 and December 31, 2014. Except as stated therein or in the notes thereto, the Munzee Financial Statements: (a) present fairly the financial position of Munzee as of the respective dates thereof and the results of operations and changes in financial position of Munzee for the respective periods covered thereby; and (b) have been prepared in accordance with Munzee’s normal business practices applied on a consistent basis throughout the periods covered. Munzee will cooperate with Buyer to prepare the following audited financial statements prior to the Closing (the “Munzee Audited Financial Statements”): (i) the audited statement of operations and statement of cash flows for the calendar years ended December 31, 2016 and December 31, 2015, and balance sheets as of December 31, 2016, December 31, 2015, and December 31, 2014, and the (ii) audited statement of operations and statement of cash flows for the partial calendar year ended December 31, 2017, and the balance sheet as of the calendar quarter ended, which precedes the effective date of this Agreement. All financial statements shall be prepared in accordance with generally accepted accounting principles.

5.5 Capitalization. The authorized capital structure of Munzee consists of 6,420,000 shares, all of which are owned by the Munzee Owners. No other shares of Munzee are issued, reserved for issuance or outstanding. All outstanding shares of Munzee are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of its state of formation, the Munzee Charter Documents or any contract to which Munzee is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of Munzee having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares may vote (“Voting Company Debt”). Except as otherwise set forth herein, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Munzee is a party or by which Munzee is bound (i) obligating Munzee to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares of stock or other equity interest in, Munzee or any Voting Company Debt, (ii) obligating Munzee to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of shares of Munzee.

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5.6 Absence of Changes. Except as otherwise set forth on Schedule 5.6 hereto or otherwise disclosed to and acknowledged by Buyer in writing prior to the Closing, since December 31, 2016:

(a) There has not been any material adverse change in the business, condition, assets, operations or prospects of Munzee and no event has occurred that is reasonably likely to have a material adverse effect on the business, condition, assets, operations or prospects of Munzee.

(b) Munzee has not repurchased, redeemed or otherwise reacquired any of its membership interests or other securities.

(c) Munzee has not sold or otherwise issued any shares of stock or Voting Company Debt.

(d) Munzee has not amended its articles of organization, bylaws or other charter or organizational documents, nor has it effected or been a party to any merger, recapitalization, reorganization or similar transaction.

(e) Munzee has not formed any subsidiary or contributed any funds or other assets to any subsidiary.

(f) Munzee has not purchased or otherwise acquired any material assets, nor has it leased any assets from any other person, except in the ordinary course of business consistent with past practice.

(g) Munzee has not made any capital expenditure outside the ordinary course of business or inconsistent with past practice.

(h) Munzee has not sold or otherwise transferred any material assets to any other person, except in the ordinary course of business consistent with past practice and at a price equal to the fair market value of the assets transferred.

(i) There has not been any material loss, damage or destruction to any of the material properties or assets of Munzee (whether or not covered by insurance).

(j) Munzee has not written off as uncollectible any indebtedness or accounts receivable, except for write offs that were made in the ordinary course of business consistent with past practice.

(k) Munzee has not leased any assets to any other person except in the ordinary course of business consistent with past practice and at a rental rate equal to the fair rental value of the leased assets.

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(l) Munzee has not mortgaged, pledged, hypothecated or otherwise encumbered any assets, except in the ordinary course of business consistent with past practice.

(m) Munzee has not entered into any contract, or incurred any debt, liability or other obligation (whether absolute, accrued, contingent or otherwise), except for (i) contracts that were entered into in the ordinary course of business consistent with past practice and that have terms of less than six (6) months and do not contemplate payments by or to Munzee which will exceed, over the term of the contract, ten thousand dollars ($10,000) in the aggregate, and (ii) current liabilities incurred in the ordinary course of business consistent with the past practice.

(n) Munzee has not made any loan or advance to any other person, except for advances that have been made to customers in the ordinary course of business consistent with past practice and that have been properly reflected as “accounts receivables.”

(o) Other than annual raises or bonuses paid or provided consistent with past business practices, Munzee has not paid any bonus to, or increased the amount of the salary, fringe benefits or other compensation or remuneration payable to, any of the managers, officers or employees of Munzee.

(p) No contract or other instrument to which Munzee is or was a party or by which Munzee or any of its assets are or were bound has been amended or terminated, except in the ordinary course of business consistent with past practice.

(q) Munzee has not discharged any lien or discharged or paid any indebtedness, liability or other obligation, except for current liabilities that (i) are reflected in the Munzee Financial Statements as of December 31, 2016 or have been incurred since December 31, 2016 in the ordinary course of business consistent with past practice, and (ii) have been discharged or paid in the ordinary course of business consistent with past practice.

(r) Munzee has not forgiven any debt or otherwise released or waived any right or claim, except in the ordinary course of business consistent with past practice.

(s) Munzee has not changed its methods of accounting or its accounting practices in any respect.

(t) Munzee has not entered into any transaction outside the ordinary course of business or inconsistent with past practice.

(u) Munzee has not agreed or committed (orally or in writing) to do any of the things described in clauses (b) through (t) of this Section 5.6.

5.7 Absence of Undisclosed Liabilities. Munzee has no debt, liability or other obligation of any nature (whether due or to become due and whether absolute, accrued, contingent or otherwise) that is not reflected or reserved against in the Munzee Financial Statements as of December 31, 2016, except for obligations incurred since December 31, 2016 in the ordinary and usual course of business consistent with past practice.

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5.8 Munzee Assets.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of the terms and conditions of, or result in a loss of rights under, or result in the creation of any lien, charge or encumbrance upon, any of its assets.

(b) Munzee has good and marketable title to the Assets, free and clear of all mortgages, liens, leases, pledges, charges, encumbrances, equities or claims, except as expressly disclosed in writing by Munzee to Buyer prior to the Closing Date.

(c) Except as reflected in the Munzee Financial Statements, the Assets are not subject to any material liability, absolute or contingent, which has not been disclosed by Munzee to and acknowledged by Buyer in writing prior to the Closing Date.

(d) Munzee has provided to Buyer in writing an accurate description of all of the assets of Munzee or used in the business of Munzee (the “Assets”).

(e) Munzee has provided to Buyer in writing a list of all contracts, agreements, licenses, leases, arrangements, commitments and other undertakings to which Munzee is a party or by which it or its property is bound. Except as specified by Munzee to and acknowledged by Buyer in writing prior to the Closing Date, all of such contracts, agreements, leases, licenses and commitments are valid, binding and in full force and effect. As soon as practicable after the execution of this Agreement by all Parties, Munzee will provide Buyer with copies of all such documents for Buyer’s review.

5.9 Compliance with Laws; Licenses and Permits. Munzee is not in violation of, nor has it failed to conduct its business in material compliance with, any applicable federal, state, local or foreign laws, regulations, rules, treaties, rulings, orders, directives or decrees. Munzee has delivered to Buyer a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all of the licenses, permits, authorizations and franchises to which Munzee is subject and all said licenses, permits, authorizations and franchises are valid and in full force and effect. Said licenses, permits, authorizations and franchises constitute all of the licenses, permits, authorizations and franchises reasonably necessary to permit Munzee to conduct its business in the manner in which it is now being conducted, and Munzee is not in violation or breach of any of the terms, requirements or conditions of any of said licenses, permits, authorizations or franchises.

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5.10 Taxes. Except as disclosed herein, Munzee has accurately and completely filed with the appropriate United States federal, state, local and foreign governmental agencies all tax returns and reports required to be filed (subject to permitted extensions applicable to such filings), and has paid or accrued in full all taxes, duties, charges, withholding obligations and other governmental liabilities as well as any interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any governmental authority (including taxes on properties, income, franchises, licenses, sales and payroll). (All such items are collectively referred to herein as “Taxes”). The Munzee Financial Statements fully accrue or reserve all current and deferred taxes. Munzee is not a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority for the assessment or collection of Taxes. No liability for taxes has been incurred other than in the ordinary course of business. There are no liens for Taxes except for liens for property taxes not yet delinquent. Munzee is not a party to any Tax sharing, Tax allocation, Tax indemnity or statute of limitations extension or waiver agreement and in the past year has not been included on any consolidated combined or unitary return with any entity other than Munzee. Munzee has duly withheld from each payment made to each person from whom such withholding is required by law the amount of all Taxes or other sums (including but not limited to United States federal income taxes, any applicable state or municipal income tax, disability tax, unemployment insurance contribution and Federal Insurance Contribution Act taxes) required to be withheld therefore and has paid the same to the proper tax authorities prior to the due date thereof. To the extent any Taxes withheld by Munzee have not been paid as of the Closing Date because such Taxes were not yet due, such Taxes will be paid to the proper tax authorities in a timely manner. All Tax returns filed by Munzee are accurate and comply with and were prepared in accordance with applicable statutes and regulations. The Munzee Owners and Seller will cause Munzee to prepare and file all Tax returns and pay all Taxes required prior to the Closing. Such Tax returns will be subject to review and approval by Buyer, which approval will not be unreasonably withheld.

5.11 Environmental Compliance Matters. Munzee has at all relevant times with respect to the Business or otherwise been in material compliance with all environmental laws, and has received no potentially responsible party notices or similar notices from any governmental agencies or private parties concerning releases or threatened releases of any “hazardous substance” as that term is defined under 42 U.S.C. 960(1) (14).

5.12 Compensation. Munzee has provided Buyer with a full and complete list of all officers, directors, employees and consultants of Munzee as of the date hereof, specifying their names and job designations, their respective current wages, salaries or other forms of direct compensation, and the basis of such compensation, whether fixed or commission or a combination thereof.

5.13 No Default.

(a) Each of the contracts, agreements or other instruments of Munzee and each of the standard Customer Agreements or contracts of Munzee is a legal, binding and enforceable obligation by or against Munzee, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). To the knowledge of Seller, no party with whom Munzee has an agreement or contract is in default there under or has breached any terms or provisions thereof which is material to the conduct of Munzee’s business.

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(b) Munzee has performed or is now performing the obligations of, and Munzee is not in material default (or would by the elapse of time and/or the giving of notice be in material default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties and material to the conduct of its business. No third party has raised any claim, dispute or controversy with respect to any of the executed contracts of Munzee, nor has Munzee received notice of warning of alleged nonperformance, delay in delivery or other noncompliance by Munzee with respect to its obligations under any of those contracts, nor are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other Parties thereto.

5.14 Product Warranties. Except as otherwise disclosed to and acknowledged by Buyer in the form of a written disclosure schedule prior to the Closing and for warranties under applicable law, (a) there are no warranties, express or implied, written or oral, with respect to the products or projects of Munzee, (b) there are no pending or threatened claims with respect to any such warranty and (c) Munzee has no, and after the Closing Date, will have no, liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent, or otherwise and whether due or to become due, other than customary returns in the ordinary course of business that are fully reserved against in the Munzee Financial Statements. In the event that warranty claims arise after the Closing, the Munzee Owners shall have the right to settle those claims, subject only to a cost of labor and materials charge without any mark up.

5.15 Proprietary Rights.

(a) Munzee has provided Buyer in writing a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all software, patents and applications for patents, trademarks, trade names, service marks, and copyrights, and applications therefore, owned or used by Munzee or in which it has any rights or licenses, except for software used by Munzee and generally available on the commercial market. Munzee has provided Buyer with a complete and accurate description of all agreements or provided Buyer with the right to inspect true and complete copies of all agreements of Munzee with each officer, employee or consultant of Munzee providing Munzee with title and ownership to patents, patent applications, trade secrets and inventions developed or used by Munzee in its business. All of such agreements are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

(b) Munzee owns or possesses licenses or other rights to use all computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, propriety know-how or information, or other rights with respect thereto (collectively referred to as “Proprietary Rights”), used in the business of Munzee, and the same are sufficient to conduct Munzee’s business as it has been and is now being conducted.

(c) The operations of Munzee do not conflict with or infringe, and no one has asserted to Munzee that such operations conflict with or infringe on any Proprietary Rights owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeal pending against Munzee with respect to any Proprietary Rights, and none has been threatened against Munzee. There are no facts or alleged fact which would reasonably serve as a basis for any claim that Munzee does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of Munzee as it has been and is now being conducted.

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(d) To the knowledge of Seller, no current employee of Munzee is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with Munzee or any previous employer.

5.16 Insurance. Munzee has provided Buyer with complete and accurate copies of all policies of insurance and provided Buyer with the right to inspect true and complete copies of all policies of insurance to which Munzee is a party or is a beneficiary or named insured as of the Closing Date. Munzee has in full force and effect, with all premiums due thereon paid the policies of insurance set forth therein. There were no claims in excess of $10,000 asserted or currently outstanding under any of the insurance policies of Munzee in respect of all motor vehicle, general liability, errors and omissions, workers compensation, and medical claims during the calendar year ending on December 31, 2016 or December 31, 2015.

5.17 Labor Relations. None of the employees of Munzee are represented by any union or are parties to any collective bargaining arrangement, and, to the knowledge of Seller, no attempts are being made to organize or unionize any of Munzee’s employees. Except as disclosed in writing to Buyer prior to the Closing, to the knowledge of Seller, there is not presently pending or existing, and there is not presently threatened, any material (a) strike, slowdown, picketing, work stoppage or employee grievance process, or (b) action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) against or affecting Munzee relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters. Munzee is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and is not engaged in any unfair labor practices. Munzee is in compliance with the Immigration Reform and Control Act of 1986. Except as disclosed in Schedule 5.17, Munzee has no employment agreements.

5.18 Condition of Premises. All real property leased by Munzee is in good condition and repair, ordinary wear and tear excepted.

5.19 No Distributor Agreements. Except as disclosed to and acknowledged by Buyer in writing prior to the Closing, Munzee is not a party to, nor is the property of Munzee bound by, any distributors’ or manufacturer’s representative or agency agreement.

5.20 Conflict of Interest Transactions. No past or present member, manager, director, officer or employee of Munzee or any of their affiliates (i) is indebted to, or has any financial, business or contractual relationship or arrangement with Munzee, or (ii) has any direct or indirect interest in any property, asset or right which is owned or used by Munzee or pertains to the business of Munzee with the exception of outstanding member loans which will be satisfied and discharged in full prior to the Closing Date.

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5.21 Litigation. There is no action, suit, proceeding, dispute, litigation, claim, complaint or, to the knowledge of Seller or the Munzee Owners, investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or threatened against or with respect to Munzee which (i) if adversely determined would have a material adverse effect on the business, condition, assets, operations or prospects of Munzee, or (ii) challenges or would challenge any of the actions required to be taken by Munzee under this Agreement. To the knowledge of Munzee, there exists no basis for any such action, suit, proceeding, dispute, litigation, claim, complaint or investigation.

5.22 Non-Contravention. Neither (a) the execution and delivery of this Agreement, nor (b) the performance of this Agreement will: (i) contravene or result in a violation of any of the provisions of the organizational documents of Munzee; (ii) contravene or result in a violation of any resolution adopted by the members or directors of Munzee; (iii) result in a violation or breach of, or give any person the right to declare (whether with or without notice or lapse of time) a default under or to terminate, any material agreement or other instrument to which Munzee is a party or by which Munzee or any of its assets are bound; (iv) give any person the right to accelerate the maturity of any indebtedness or other obligation of Munzee; (v) result in the loss of any license or other contractual right of Munzee; (vi) result in the loss of, or in a violation of any of the terms, provisions or conditions of, any governmental license, permit, authorization or franchise of Munzee; (vii) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets of Munzee; (viii) result in the reassessment or revaluation of any property of Munzee by any taxing authority or other governmental authority; (ix) result in the imposition of, or subject Munzee to any liability for, any conveyance or transfer tax or any similar tax; or (x) result in a violation of any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which Munzee or any of its assets or any equity interests are subject.

5.23 Approvals. Munzee has provided Buyer with a complete and accurate list of all jurisdictions in which Munzee is authorized to do business along with the documentation evidencing such authorization. No authorization, consent or approval of, or registration or filing with, any governmental authority is required to be obtained or made by Munzee in connection with the execution, delivery or performance of this Agreement, including the conveyance to Buyer of the Business.

5.24 Brokers. Munzee has not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the Transaction, and no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transaction.

5.25 Special Government Liabilities. Munzee has no existing or pending liabilities, obligations or deferred payments due to any federal, state or local government agency or entity in connection with its business or with any program sponsored or funded in whole or in part by any federal, state or local government agency or entity, nor are the Munzee Owners or Seller aware of any threatened action or claim or any condition that could support an action or claim against Munzee or the Business for any of said liabilities, obligations or deferred payments.

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5.26 Revenue and Net Income. Munzee’s total revenue for the year ended December 31, 2015 were approximately $1,894,000 and for the year ended December 31, 2016, approximately $2,116,916 (Green Pin Services Inc. contributed an additional $242,843 for a total of $2,359,759). Munzee’s net income for the year ended December 31, 2015 was approximately $126,000 and for the year ended December 31, 2016, was approximately $177,853 (combined with Green Pin Services Inc., Net Income was -$152,718). Revenues and net income for the first six months ending June 30, 2017, were approximately $1,075,297, and $34,664, respectively. Net Income was down due to approximately $80,000 spent in defense of patent infringement claim, IRS audit, and legal consultation for merger. All Green Pin Services Inc. entities have been liquidated and closed as of March 2017. There are $0 in cost and revenue as of June 30, 2017 for Green Pin Services Inc. and moving forward.

5.27 Net Working Capital. Immediately prior to the Closing, Munzee’s Working Capital, as hereinafter defined, shall be not less than One Hundred Thousand dollars ($100,000). Specifically, there shall not be less than One Hundred Thousand dollars ($100,000) of cash or cash equivalent in Munzee’s Working Capital. For purposes of this Section 5.27:

i. “Current Assets” means the current assets of Seller as determined in accordance with U.S. generally accepted accounting principles.

ii. “Current Liabilities” means the current Liabilities of Seller as determined in accordance with U.S. generally accepted accounting principles.

iii. “Working Capital” means an amount equal to (a) the amount of the Current Assets, minus (b) the amount of the Current Liabilities.

5.28 Full Disclosure. Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Buyer by or on behalf of Munzee contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

5.29 Tax Advice. The Munzee Owners and Seller hereby represent and warrant that they have sought their own independent tax advice regarding the Transaction and neither the Munzee Owners nor Seller have relied on any representation or statement made by Buyer, or their representatives regarding the tax implications of such transactions.

5.30 Acknowledgement of Risks. The Munzee Owners hereby represent and warrant that they have conducted a thorough review of Buyer’s public reports and financial statements filed by it with the Securities and Exchange Commission, and have had an opportunity to ask questions of and to receive additional information from representatives of Buyer. The Munzee Owners acknowledge that there are substantial risks associated with owning the shares of Buyer’s common stock, including but not limited to (i) those risk factors specifically disclosed to the Munzee Owners in writing by Buyer, a copy of which has been delivered to the Munzee Owners, (ii) the price of Buyer’s common stock may decline, (iii) the transferability of Buyer’s common stock is restricted by applicable federal and state securities laws as well as by the terms of this Agreement, and may be impaired by a lack of trading volume, and (iv) those additional risks described in public reports filed by Buyer with the Securities and Exchange Commission. The Munzee Owners are acquiring the shares of Buyer’s Common Stock for investment for their own respective accounts only and not with a view to, or for resale in connection with, any distribution thereof. The Munzee Owners represent and warrant that they are sophisticated, knowledgeable and experienced in making investments of this kind and are capable of evaluating the risks and merits of acquiring the shares of Buyer’s securities or have consulted with sophisticated or knowledgeable advisors in these matters.

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5.31 Restricted Securities. It is understood that the Stock Consideration, and the shares of common stock underlying the Stock Consideration, is characterized as “restricted securities” under the Securities Act of 1933 as amended inasmuch as this Agreement contemplates that, if acquired by Munzee Owners pursuant hereto, the Stock Consideration would be acquired in a transaction not involving a public offering. It is further understood and acknowledged that if the Stock Consideration is issued to Seller in accordance with the provisions of this Agreement, such Stock Consideration may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

5.32 Legends. It is understood that the certificates evidencing Stock Consideration, and the shares of common stock underlying the Stock Consideration, will bear the following legend or another legend that is similar to the following:

THESE SECURITIES ISSUED HEREUNDER HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

THESE SECURITIES ARE SUBJECT TO THE TERMS OF A LOCK-UP AGREEMENT AND MAY NOT BE TRANSFERRED, SOLD OR ASSIGNED OTHER THAN AS PERMITTED THEREIN, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

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6. Representations and Warranties of Buyer.

Buyer represents and warrants to the Munzee Owners and Seller as follows:

6.1 Power and Authority; Binding Nature of Agreement. Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of the other party hereto, this Agreement is a valid and binding obligation of Buyer.

6.2 Approvals. No authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement.

6.3 Good Standing. Buyer (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required, and (iv) has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

6.4 Authority. The execution of this Agreement by the individual whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Buyer, have been duly authorized by all necessary corporate action on the part of Buyer;

6.5 Representations True on Closing Date. The representations and warranties of Buyer set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date (except the representations made in Section 6.8, which will be modified by a planned reverse stock split and decrease in the authorized common stock of the Buyer, with the revised capitalization numbers to be set forth at Closing on Exhibit C).

6.6 Non-Contravention. The execution, delivery and performance of this Agreement by Buyer will not violate, conflict with, require consent under or result in any breach or default under (i) any of Buyer’s organizational documents (including its Certificate of Incorporation and By-laws), (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material contract or agreement to which Buyer is a party or to which any of its material assets are bound (the “Buyer Contracts”).

6.7 Material Compliance. Buyer is in material compliance with all applicable Laws and Buyer Contracts relating to this Agreement, and the operation of its business.

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6.8 Capital Structure. At Closing, the authorized capital stock of the Company will consist of: (i) 850,000,000 shares of Common Stock, par value $0.00001 per share of which approximately 63,710,949 shares will be issued and outstanding at Closing, and (ii) 10,000,000 shares of preferred stock, par value $0.00001 per share, of which approximately 1,351,191 shares of Series A Preferred Stock, and 2,177,500 of Series B Preferred Stock will be issued and outstanding at Closing. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. No Subsidiary of the Company owns any Shares. Prior to the Closing, Buyer will deliver to Seller a schedule describing all convertible instruments such as stock options, warrants, convertible notes, and convertible preferred stock of the Company (the “Convertible Instruments”), along with the aggregate number of shares that could be issued if all Convertible Instruments were converted into Shares.

6.9 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Buyer in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Buyer of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) if required by Delaware law, the filing of the Buyer Proxy Statement or Buyer Information Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country; (v) the other Consents of Governmental Entities listed in Schedule 6.9; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

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6.10 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a) SEC Filings. Buyer has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, periodic reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2014 (the “Buyer SEC Documents”). Buyer has made available to Seller all such Buyer SEC Documents that it has so filed or furnished prior to the date hereof. To the knowledge of Buyer’s management and board of directors, as of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Buyer SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. To the knowledge of Buyer’s management and board of directors, none of the Buyer SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Undisclosed Liabilities. The audited balance sheet of Buyer dated as of December 31, 2016 contained in the Buyer SEC Documents filed prior to the date hereof is hereinafter referred to as the “Buyer Balance Sheet.” Neither Buyer nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the Buyer Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Buyer Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

(c) Off-balance Sheet Arrangements. Buyer is not a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Buyer, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer in Buyer’s published financial statements or other Buyer SEC Documents.

6.11 Full Disclosure. Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document delivered to Seller by or on behalf of Buyer contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

7. Conditions to Closing.

7.1 Conditions Precedent to Buyer’s Obligation to Close. Buyer’s obligation to close the transaction as contemplated in this Agreement is conditioned upon the occurrence or waiver by Buyer of the following:

(a) The Munzee Owners have delivered an updated list of assets and liabilities that is accurate and complete as of not more than five (5) business days prior to the Closing.

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(b) All representations and warranties of the Munzee Owners and Seller made in this Agreement or in any exhibit or schedule hereto delivered by the Munzee Owners and Seller shall be true and correct as of the Closing Date with the same force and effect as if made on and as of that date.

(c) The Munzee Owners and Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

(d) Buyer must be satisfied in its sole and absolute discretion with its due diligence of the Munzee Owners and Seller.

(e) Buyer shall have received a report from the Secretary of States for Texas, Delaware and Florida showing the existence or absence of liens, financing statements and other encumbrances recorded against any of the Assets, dated not more than five (5) days prior to the Closing, and such report shall be satisfactory to Buyer in its sole and absolute discretion.

7.2 Conditions Precedent to the Munzee Owners’ and Seller’s Obligation to Close. The Munzee Owners’ and Sellers’ obligation to close the transaction as contemplated in this Agreement is conditioned upon the occurrence or waiver by the Munzee Owners of the following:

(a) All representations and warranties of Buyer made in this Agreement or in any exhibit hereto delivered by Buyer shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

(b) Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

(c) Buyer shall have filed the Certificate of Designation for the Series B Preferred Stock with the State of Delaware.

8. Survival of Representations and Warranties.

All representations and warranties made by each of the Parties hereto will survive the Closing for eighteen (18) months after the Closing Date, or longer if expressly and specifically provided in the Agreement. Munzee and the Munzee Owners will have joint and several liability under this Agreement, except for the covenant not to compete in Section 3.1 of this Agreement or where otherwise expressly and specifically provided in this Agreement.

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9. Indemnification.

9.1 Indemnification by the Munzee Owners. The Munzee Owners agree jointly and severally, to indemnify, defend and hold harmless Buyer and its affiliates against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and reasonable attorney’s fees and costs (“Losses”), incurred by Buyer or any of its affiliates arising, resulting from, or relating to any misrepresentation of a material fact or omission to disclose a material fact made by the Munzee Owners or Seller in this Agreement, in any exhibits to this Agreement or in any other document furnished or to be furnished by Munzee or Sellers under this Agreement, or any breach of, or failure by the Munzee Owners or Seller to perform, any of their representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by the Munzee Owners or Seller under this Agreement.

9.2 Indemnification by Buyer. Buyer agrees to indemnify, defend and hold harmless the Munzee Owners and Seller against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and reasonable attorney’s fees and costs (“Losses”), incurred by the Munzee Owners and Seller arising, resulting from, or relating to any misrepresentation of a material fact or omission to disclose a material fact made by the Buyer in this Agreement, in any exhibits to this Agreement or in any other document furnished or to be furnished by the Buyer under this Agreement, or any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Buyer under this Agreement.

9.3 Procedure for Indemnification Claims.

(a) Whenever any parties become aware that a claim (an “Underlying Claim”) has arisen entitling them to seek indemnification under Section 9 of this Agreement, such parties (the “Indemnified Parties”) shall promptly send a notice (“Notice”) to the parties liable for such indemnification (the “Indemnifying Parties”) of the right to indemnification (the “Indemnity Claim”); provided, however, that the failure to so notify the Indemnifying Parties will relieve the Indemnifying Parties from liability under this Agreement with respect to such Indemnity Claim only if, and only to the extent that, such failure to notify the Indemnifying Parties results in the forfeiture by the Indemnifying Parties of rights and defenses otherwise available to the Indemnifying Parties with respect to the Underlying Claim. Any Notice pursuant to this Section 9.3(a) shall set forth in reasonable detail, to the extent then available, the basis for such Indemnity Claim and an estimate of the amount of damages arising therefore.

(b) If an Indemnity Claim does not result from or arise in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties will have thirty (30) calendar days following receipt of the Notice to issue a written response to the Indemnified Parties, indicating the Indemnifying Parties’ intention to either (i) contest the Indemnity Claim or (ii) accept the Indemnity Claim as valid. The Indemnifying Parties’ failure to provide such a written response within such thirty (30) day period shall be deemed to be an acceptance of the Indemnity Claim as valid. In the event that an Indemnity Claim is accepted as valid, the Indemnifying Parties shall, within fifteen (15) business days thereafter, pay Losses incurred by the Indemnified Parties in respect of the Underlying Claim in cash by wire transfer of immediately available funds to the account or accounts specified by the Indemnified Parties. To the extent appropriate, payments for indemnifiable Losses made pursuant to this Agreement will be treated as adjustments to the Purchase Price.

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(c) In the event an Indemnity Claim results from or arises in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties shall have fifteen (15) calendar days following receipt of the Notice to send a Notice to the Indemnified Parties of their election to, at their sole cost and expense, assume the defense of any such Underlying Claim or legal proceeding; provided that such Notice of election shall contain a confirmation by the Indemnifying Parties of their obligation to hold harmless the Indemnified Parties with respect to Losses arising from such Underlying Claim. The failure by the Indemnifying Parties to elect to assume the defense of any such Underlying Claim within such fifteen (15) day period shall entitle the Indemnified Parties to undertake control of the defense of the Underlying Claim on behalf of and for the account and risk of the Indemnifying Parties in such manner as the Indemnified Parties may deem appropriate, including, but not limited to, settling the Underlying Claim. The parties controlling the defense of the Underlying Claim shall not, however, settle or compromise such Underlying Claim without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. The non-controlling parties shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense.

(d) The Indemnifying Parties and the Indemnified Parties will cooperate reasonably, fully and in good faith with each other, at the sole expense of the Indemnifying Parties subject to the last sentence of Section 9.3(c) of this Agreement, in connection with the defense, compromise or settlement of any Underlying Claim including, without limitation, by making available to the other parties all pertinent information and witnesses within their reasonable control.

(e) Basket; Limitations on Indemnification; Calculation of Losses.

(i) Basket. A Buyer Indemnified Party shall not be entitled to make a claim for indemnification for any Losses arising out of Section 9.1 until the aggregate amount of all claims for Losses which arise out of Section 9.1 exceeds fifty thousand dollars ($50,000) (the “Basket”). In the event the aggregate amount of such Losses exceeds the Basket, then the Seller shall indemnify such Buyer Indemnified Party with respect to the amount of all Losses exceeding the amount of the Basket.

(ii) Seller’s and Munzee Owner Cap. The maximum aggregate liability of the Seller and Munzee Owners, collectively, under Section 9.2 for all Losses shall be an amount equal to the value of the Purchase Price actually received by such Seller or individual Munzee Owner (the “Seller’s Cap”).

(iii) Exclusions from the Basket and Seller’s Cap. Notwithstanding the foregoing, the following Losses shall not be subject to the provisions of the Basket and the Seller’s Cap and a Buyer Indemnified Party shall be entitled to indemnification with respect to such Losses in accordance with this Article 9 as though the Basket and the Seller’s Cap were not a part of this Agreement:

(1) Losses relating to, caused by or resulting from the breach of any of the Seller’s and/or Munzee Owners representations and warranties as a result of fraud or intentional misrepresentation.

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9.4 Recovery Losses for which a Buyer Indemnified Party may be entitled to recover pursuant to this Article 9 shall be offset by the pro rata cancellation of Stock Consideration by the Munzee Owners, if any, against any Seller or Munzee Owners in accordance with this Article 9. Except for specific performance and injunctive relief, the indemnification obligations and procedures set forth in this Article 9 shall be the sole and exclusive remedy for liabilities arising out of this Agreement and the transactions contemplated hereby.

10. Injunctive Relief.

10.1 Damages Inadequate. Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants and provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law.

10.2 Injunctive Relief. It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to immediate injunctive relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

11. Further Assurances.

Following the Closing, the Munzee Owners and Seller shall furnish to Buyer such instruments and other documents as Buyer may reasonably request for the purpose of carrying out or evidencing the transactions contemplated hereby.

12. Fees and Expenses.

Each party hereto shall pay all fees, costs and expenses that it incurs in connection with the negotiation and preparation of this Agreement and in carrying out the transactions contemplated hereby (including, without limitation, all fees and expenses of its counsel and accountant).

13. Waivers.

If any party at any time waives any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement. Resort to any remedies referred to herein will not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

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14. Successors and Assigns.

Each covenant and representation of this Agreement will inure to the benefit of and be binding upon each of the Parties, their personal representatives, assigns and other successors in interest.

15. Entire and Sole Agreement.

This Agreement constitutes the entire agreement between the Parties and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement. This Agreement may be modified or amended only by a written agreement signed by all Parties to this Agreement. The Parties acknowledge that as of the date of the execution of this Agreement, any and all other agreements, either written or verbal, regarding the substance of this Agreement will be terminated and be of no further force or effect.

16. Governing Law.

This Agreement will be governed by the laws of California without giving effect to applicable conflict of law provisions. With respect to any litigation arising out of or relating to this Agreement, each party agrees that it will be filed in and heard by the state or federal courts with jurisdiction to hear such suits located in Orange County, California.

17. Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

18. Assignment.

Except in the case of an affiliate of Buyer, this Agreement may not be assignable by any party without prior written consent of the other Parties.

19. Remedies.

Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party will have all other remedies now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

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20. Section Headings.

The section headings in this Agreement are included for convenience only, are not a part of this Agreement and will not be used in construing it.

21. Severability.

In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the validity or enforceability of any other provision or part of this Agreement.

22. Notices.

Each notice or other communication hereunder must be in writing and will be deemed to have been duly given on the earlier of (i) the date on which such notice or other communication is actually received by the intended recipient thereof, or (ii) the date five (5) days after the date such notice or other communication is mailed by registered or certified mail (postage prepaid) to the intended recipient at the following address (or at such other address as the intended recipient will have specified in a written notice given to the other Parties hereto):

If to the Munzee Owners and Seller:

Munzee, Inc.

Attention: Rob Vardeman

1720 Bray Central Drive

McKinney, Texas 75069

Email: rob@munzee.com

With a copy to (which shall not constitute notice):

James Creedon

Van Every Creedon PLLC

2595 Dallas Parkway, Suite 420

Frisco, TX 75034

Phone: (817) 458-2679

Fax: (817) 394-1629

jhcreedon@vaneverycreedon.com

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If to Buyer:

Freeze Tag, Inc.

Attention: Craig Holland

18062 Irvine Blvd., Suite 103

Tustin, CA 92780 USA

Phone: (714) 210-3850

Fax: (714) 210-3851

Email: craig@freezetag.com

With a copy to (which shall not constitute notice):

Law Offices of Craig V. Butler

300 Spectrum Center Drive, Suite 300

Irvine, CA 92618

Phone: (949) 484-5667

Fax: (949) 209-2545

Email: cbutler@craigbutlerlaw.com

[Signatures on following page.]

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IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

Munzee:	Munzee, Inc., a Delaware corporation

	By:	/s/ Robert Don Vardeman Jr.
Robert Don Vardeman Jr.
President

Munzee Owners:	By:	/s/ Robert Don Vardeman Jr.
Robert Don Vardeman Jr.

	By:	/s/ Scott Foster
Scott Foster

	By:	/s/ Robert Don Vardeman
Robert Don Vardeman

	By:	/s/ Christopher Pick
Chris Pick

	By:	/s/ Aaron Benzick
Aaron Benzick

Company:	Freeze Tag, Inc., a Delaware corporation

	By:	/s/ Craig Holland
Craig Holland
Chief Executive Officer

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EXHIBIT A

Munzee Owners

Munzee Owner	No. of Munzee Shares

Robert Don Vardeman Jr.	3,920,000
Scott Foster	1,280,000
Robert Don Vardeman	500,000
Chris Pick	480,000
Aaron Benzick	240,000

Total	6,420,000

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EXHIBIT B

Certificate of Merger

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EXHIBIT C

Merger Consideration

Munzee Owner	No. of Series B Preferred Shares

Robert Don Vardeman Jr.	2,659,128
Scott Foster	868,287
Robert Don Vardeman	339,174
Chris Pick	325,607
Aaron Benzick	162,804

Group Total	4,355,000

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EXHIBIT D

Disclosure Schedules

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Disclosure Schedules

Regarding Section 5.2 – Green Pin Services Inc. is a subsidiary of Munzee. Munzee has not yet dissolved this company, because of an ongoing IRS Audit. As soon as the audit is complete, Munzee plans to dissolve the company. There are no costs or assets associated with Green Pin Services Inc. at this point in time.

Regarding Section 5.10 – Munzee is currently undergoing an IRS Tax Audit of its corporate books for 2015. The company’s accountant hopes to close this audit at a meeting with the IRS agent on August 16, 2017.

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EXHIBIT E

Certificate of Designation for Series B Preferred Stock

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CERTIFICATE OF DESIGNATION

OF THE RIGHTS, PREFERENCES, PRIVILEGES,

AND RESTRICTIONS, WHICH HAVE NOT BEEN SET

FORTH IN THE CERTIFICATE OF INCORPORATION

OR IN ANY AMENDMENT THERETO,

OF THE

SERIES B CONVERTIBLE PREFERRED STOCK

OF

FREEZE TAG, INC.

(Pursuant to Section 151 of the General Corporation Law of Delaware)

The undersigned, Craig Holland and Mick Donahoo, does hereby certify that:

A. They are the duly elected and acting President and Secretary, respectively, of Freeze Tag, Inc., a Delaware corporation (the “Corporation”).

B. Pursuant to the Unanimous Written Consent of the Board of Directors of the Corporation dated July [__], 2017, the Board of Directors duly adopted the following resolutions:

WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of stock designated as Preferred Stock, with a par value of $0.00001 per share (the “Preferred Class”), comprising Ten Million (10,000,000) shares, none of which have been issued and classes of preferred stock created, and provides that the Board of Directors of the Corporation may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

WHEREAS, the Corporation has previously established the Company’s Series A Convertible Preferred Stock with One Million Five Hundred (1,500,000) shares authorized and [______________________________________] ([___________]) shares currently outstanding; and

WHEREAS, the Board of Directors believes it in the best interests of the Corporation to create a series of preferred stock consisting of Two Million Five Hundred Thousand (2,500,000) shares and designated as the “Series B Convertible Preferred Stock” having certain rights, preferences, privileges, restrictions, and other matters relating to the Series B Convertible Preferred Stock.

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NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions, and other matters relating to the Series B Convertible Preferred Stock as follows:

1. Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

1.1 “Board” shall mean the Board of Directors of the Corporation.

1.2 “Corporation” shall mean Freeze Tag, Inc., a Delaware Corporation.

1.3 “Common Stock” shall mean the common stock, $0.00001 par value per share, of the Corporation after giving effect to a 1-for-100 reverse stock split scheduled to be effective on or around September 1, 2017.

1.4 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5 “Distribution” shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation’s stock).

1.6 “Holder” shall mean a holder of the Series B Convertible Preferred Stock.

1.7 “Original Issue Date” shall mean the date on which the first share of Series B Convertible Preferred Stock is issued by the Corporation.

1.8 “Original Issue Price” shall mean $1.00 per share for the Series B Convertible Preferred Stock.

1.9 “Person” shall mean an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

1.10 “Preferred Stock” or “Series B Convertible Preferred Stock” shall mean the Series B Convertible Preferred Stock, $0.00001 par value per share, of the Corporation.

1.11 “Subsidiary” shall mean any corporation or limited liability company or corporation of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

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2. Dividend Rights.

2.1 In each calendar year, the holders of the then outstanding Series B Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series B Convertible Preferred Stock simultaneously. Dividends on the Series B Convertible Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series B Convertible Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Series B Convertible Preferred Stock, except for such rights or interest that may arise as a result of the Corporation paying a dividend or making a Distribution on the Common Stock in violation of the terms of this Section 2.

2.2 Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Series B Convertible Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series B Convertible Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series B Convertible Preferred Stock at the time of such dividend in accordance with Section 4 hereof.

2.3 Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3. Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the Corporation; whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s shareholders (the “Available Funds and Assets”) shall be distributed to shareholders in the following manner:

3.1 Series B Convertible Preferred Stock. The holders of each share of Series B Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, equal in preference to any payment or Distribution (or any setting apart of any payment or Distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price of the Series B Convertible Preferred Stock plus all declared but unpaid dividends on the Series B Convertible Preferred Stock. If upon any liquidation, dissolution, or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series B Convertible Preferred Stock and Common Stock then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series B Convertible Preferred Stock and Common Stock pro rata, according to the number of outstanding shares of Series B Convertible Preferred Stock and/or Common Stock held by each holder thereof.

3.2 Merger or Sale of Assets. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution, or winding up of the Corporation within the meaning of this Section 3 and the Series B Convertible Preferred Stock shall be entitled only to the rights contained in this Section 3.

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3.3 Non-Cash Consideration. If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board.

4. Conversion Rights. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio and Stock Certificate. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, beginning on the date the Holder acquired the shares of Preferred Stock, and without the payment of additional consideration by the holder thereof, into Fifty (50) shares of fully paid and nonassessable shares of Common Stock (the “Conversion Ratio”). Unless specifically requested by the Holder to be issued physical certificates for the Preferred Stock, the Corporation, itself or through its transfer agent, shall issue the Preferred Stock in book-entry form, or in other electronic format. The Corporation or its transfer agent shall issue to Holder a statement reflecting his holding of Preferred Stock, and shall deliver an updated statement to Holder upon request.

4.1.2 Termination of Conversion Rights. Subject to Section 4.3.1 in the case of a Contingency Event (as defined therein), in the event of a reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the first payment of any funds and assets distributable on such event to the holders of Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round up and issue one additional share of Common Stock to the holder, unless such rounding would cause the Holder to violate the conversion limitation outlined in Section 4.1.2, above, and in that case the fractional share shall be rounded down to the next whole share of Common Stock. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. The Holder has the right, at any time, at its election, to convert all or any number of shares of Preferred Stock into shares of Common Stock, at the Conversion Ratio defined in Section 4.1.1 above. A conversion notice (the “Conversion Notice”), describing conversion of shares of Preferred Stock, and if applicable, any event on which such conversion is contingent (a “Contingency Event”), may be delivered to Corporation by method of Holder’s choice (including but not limited to email, facsimile, mail, overnight courier, or personal delivery). All conversions shall be cashless and not require further payment from the Holder. The Corporation shall be responsible for all expenses associated with processing the conversion, such as transfer agent expenses and Corporation’s legal expenses. If no objection is delivered from the Corporation to the Holder, with respect to any variable or calculation reflected in the Conversion Notice within 24 hours of delivery of the Conversion Notice, the Corporation shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such notice of conversion and waived any objection thereto. The Corporation shall promptly deliver the shares of Common Stock from any conversion to the Holder.

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4.3.2 Reservation of Shares. The Corporation shall at all times while any share of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Preferred Stock, the Corporation shall use its best efforts to cause such corporate action to be taken as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Articles of Incorporation. Before taking any action that would cause an adjustment reducing a series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary so that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock.

4.3.3 Effect of Conversion. All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. All shares of Preferred Stock so converted shall be cancelled and shall revert to the Corporation’s authorized but unissued Preferred Stock.

4.3.4 No Further Adjustment. Upon any conversion of shares of Preferred Stock, no adjustment to the Conversion Ratio of the applicable series of Preferred Stock shall be made with respect to the converted shares for any declared but unpaid dividends on such series of Preferred Stock or on the Common Stock delivered upon conversion.

4.4 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date on which the first share of a series of Preferred Stock is issued by the Corporation (such date referred to herein as the “Original Issue Date” for such series of Preferred Stock) effect a subdivision of the outstanding Common Stock, the Conversion Ratio for such series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date for a series of Preferred Stock combine the outstanding shares of Common Stock, the Conversion Ratio for such series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4.4 shall become effective at the close of business on the date the subdivision or combination becomes effective.

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4.5 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Ratio for such series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Ratio then in effect by a fraction:

(a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Ratio shall be adjusted pursuant to this Section 4.5 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

4.6 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the holders of such series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

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4.7 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date for a series of Preferred Stock the Common Stock issuable upon the conversion of such series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 4.4, 4.5, 4.6 or 4.8), then in any such event each holder of such series of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

4.8 Adjustment for Merger or Consolidation. If there shall occur any consolidation or merger involving the Corporation in which the Common Stock (but not a series of Preferred Stock) is converted into or exchanged for securities, cash, or other property (other than a transaction covered by Sections 4.5, 4.6 or 4.7), then, following any such consolidation or merger, provision shall be made that each share of such series of Preferred Stock shall thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 3 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Ratio of such series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio of a series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of any series of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Ratio of such series of Preferred Stock then in effect and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

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5. No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Convertible Preferred Stock against impairment. This provision shall not restrict the Corporation from amending its Articles of Incorporation in accordance with the General Corporation Law of Delaware and the terms hereof.

6. Call Provisions. The Series B Convertible Preferred Stock shall not be callable by the Company.

7. Redemption. The Series B Convertible Preferred Stock shall not be redeemable by the Company.

8. Notices. Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series B Convertible Preferred Stock shall be deemed given if sent by facsimile or overnight courier to the address appearing on the books of the Corporation, and shall be conclusively deemed given at the time of delivery if made during normal business hours, otherwise notice shall be deemed given on the next business day.

9. Voting Provisions. Each outstanding share of Series B Convertible Preferred Stock shall be entitled to vote on an “as converted” basis on all matters to which the holders of the Corporation’s Common Stock are entitled or required to vote, as calculated on the date of the vote.

10. Protective Provisions. So long as any shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative approval of the Holders of a majority of the shares of the Series B Preferred Stock then outstanding (voting as a class), (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Designations, (b) authorize or create any class of stock ranking as to distribution of assets upon a liquidation senior to the Series B Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents in breach of any of the provisions hereof, (d) liquidate, dissolve or wind-up the business and affairs of the Corporation, or effect any liquidation event, or (e) enter into any agreement with respect to the foregoing.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series B Convertible Preferred Stock to be duly executed by its Chief Executive Officer and attested to by its Secretary this [__] day of _______, 2017.

By:	/s/ Craig Holland	By:	/s/ Mick Donahoo
Name:	Craig Holland	Name:	Mick Donahoo
Its:	President	Its:	Secretary

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